Exhibit 99.1

Ethan Allen to Present at Raymond James 30th Annual Institutional Investors Conference with Comments on Business

DANBURY, Conn.--(BUSINESS WIRE)--March 5, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) announced that M. Farooq Kathwari, Chairman, President and Chief Executive Officer will present at the Raymond James 30th Annual Institutional Investors Conference in Orlando, Florida.

Mr. Kathwari’s presentation will begin at approximately 9:50 a.m. (EDT) on March 10, 2009 and will be webcast live. The webcast can be accessed via the Company website at www.ethanallen.com. On the home page, select “the Company” and then click on “Investors” to get to the “Events and Presentation” page where you can access the link for the webcast.

Mr. Kathwari commented, “I am pleased to represent Ethan Allen at this conference. I will discuss our pro-active approach in managing costs during this severe economic downturn and will also discuss the steps-taken to strengthen the enterprise for when business conditions improve. Sales for the months of January and February have continued to show substantial declines reflecting the lack of consumer confidence which will negatively impact profitability. We have been executing against an aggressive plan for about a year now to lower operating costs. As a result, we currently are on plan to reduce our annualized costs by over $70 million. I plan to discuss these initiatives in more detail at the conference.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 291 design centers in the United States and abroad, of which 160 are Company owned. Ethan Allen owns eight manufacturing facilities in the United States, which include two sawmills, and one cut and sew factory in Mexico. For more information on Ethan Allen’s products and services, visit www.ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer